SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report

March 14, 2002

Energen Corporation

(Exact name of registrant as specified in its charter)

Alabama

(State or other jurisdiction of incorporation)

1-7810	63-0757759
(Commission File No.)	(IRS Employer Identification No.)

605 Richard Arrington Jr. Boulevard North Birmingham, Alabama	35203
(Address of principal executive offices)	(Zip Code)

(205) 326-2700

(Registrant's telephone number including area code)

Item 5. Other Events

On March 7, 2002, Energen Resources Corporation, the oil and gas exploration and production subsidiary of Energen Corporation (Energen or the Company), signed a Purchase and Sale Agreement with First Permian, L.L.C. (First Permian), to acquire an estimated 43 million barrels of oil equivalent reserves in the Permian Basin in west Texas. The acquisition is scheduled to close in early April, with an effective date of January 1, 2002.

Energen Resources will pay $120 million in cash and approximately $70 million in Energen common stock for the properties located in one of Energen Resources' existing core areas of operation. Under terms of the agreement, the Company will issue 3,043,479 shares of its common stock to First Permian provided the average closing stock price for the 20 trading days ending on the third business day prior to close (the "average price") is between $18.40 and $27.60 per share. If the average price exceeds $27.60, the number of Energen shares issued will be reduced to an amount calculated by dividing $84 million by the average price. If the average price is below $18.40, the number of Energen shares issued will be increased to an amount calculated by dividing $56 million by the average price. If the average price does not exceed $16, the seller has the option to terminate the agreement.

First Permian plans to distribute the Energen common stock to its members and Energen has agreed to file with the Securities and Exchange Commission a registration statement on Form S-3 relating to the resale of the Energen common stock by First Permian members. The following restrictions on transfers of the Energen common stock by First Permian members will apply: members may transfer, in the aggregate, up to 25,000 shares on any trading day, and up to an additional 100,000 shares in block trades of at least 5,000 shares on any trading day, but in no event more than 1,000,000 shares in any calendar month.

More than 95 percent of the acquisition reserves are oil, and approximately 60 percent are proved developed producing, with the remainder representing behind-pipe and proved undeveloped reserves as well as a small percentage of probable and possible reserves. With the addition of planned development expenditures of approximately $100 million, the all-in reserve cost of this acquisition approximates $6.70 per barrel of oil equivalent, or $1.12 per thousand cubic feet equivalent.

The Company will use a portion of its existing short-term credit facilities to acquire the foregoing properties and expects to refinance a portion of this acquisition through future issuances of long-term debt.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGEN CORPORATION
March 14, 2002	By /s/ Grace B. Carr
Grace B. Carr
Vice President and Controller of Energen